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                                                                      EXHIBIT 12


  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
                    FIXED CHARGES AND PREFERRED DIVIDENDS
                   (in thousands of dollars except ratios)

                                                                                  Year Ended December 31,
                                                                               --------------------------

                                                                 1993          1992        1991        1990         1989
                                                                 ----          ----        ----        ----         ----
                                                                   (expressed in thousands, except per share amounts)
 EARNINGS COMPUTATION USING
 CONSOLIDATED INCOME STATEMENT DATA
 Income (loss) before income taxes and
  minority interest                                           $ (3,785)  $   (46,000)   $ (5,525)   $  14,056  $   38,950

 Minority interest in income of
  majority-owned subsidiaries                                   (4,709)       (1,182)          -            -        (197)
                                                                ------        ------      ------       ------      ------
 Income (loss) before income taxes and
  cumulative effects of accounting changes                      (8,494)      (47,182)     (5,525)      14,056      38,753
                                                                ------       -------      ------       ------      ------


 Add fixed charges included in income (loss):
   Interest expense                                              8,406         1,375       2,290          774           -

   Amortization of deferred financing costs                      1,073           269         269          262           -

   Interest portion of rental expenses (33%)                       468           528         429          396         297
                                                                ------       -------      ------       ------      ------

   Sub-total fixed charges included in income (loss)             9,947         2,172       2,988        1,432         297
                                                                ------       -------      ------       ------      ------
 Earnings (loss)                                              $  1,453   $   (45,010)   $ (2,537)   $  15,488  $   39,050
                                                                ------        ------      ------       ------      ------
 Fixed Charges

 Included in income (loss)                                    $  9,947   $     2,172    $  2,988    $   1,432  $      297

 Capitalized interest                                            6,655         8,885       6,000        6,015       2,122
                                                                ------        ------      ------       ------      ------
  Total fixed charges                                           16,602        11,057       8,988        7,447       2,419
                                                                ------        ------      ------       ------      ------
 Preferred dividends                                             7,208             -           -            -           -
                                                                ------        ------      ------       ------      ------
  Combined fixed charges and
   preferred dividends                                        $ 23,810   $    11,057    $  8,988    $   7,447  $    2,419
                                                                ------        ------      ------       ------      ------
 Ratio of earnings to fixed charges                                  -            (1)         (1)        2.08       16.14

 Amount by which fixed charges exceed earnings                $ 15,149   $    56,067    $ 11,525            -           -

 Ratio of earnings to combined fixed charges
   and preferred dividends                                           -            (1)         (1)        2.08       16.14

 Amount by which combined fixed charges and
   preferred dividends exceed earnings                        $ 22,357   $    56,067    $ 11,525            -           -




- --------------------------------------------------------
(1) Earnings were inadequate to cover fixed charges in these periods as a result of asset writedowns and other non-cash charges.





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